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As filed with the Securities and Exchange Commission on March 12, 2004

No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

CENTERPOINT PROPERTIES TRUST
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	36-3910279 (I.R.S. Employer Identification No.)

1808 Swift Road
Oak Brook, Illinois 60523
630-586-8000
(Address of registrant's principal executive offices)

CENTERPOINT PROPERTIES TRUST 2003 OMNIBUS
EMPLOYEE RETENTION AND INCENTIVE PLAN
(Full title of the plan)

John S. Gates, Jr.
Chief Executive Officer
CENTERPOINT PROPERTIES TRUST
1808 Swift Road
Oak Brook, Illinois 60523
(Name and address of agent for service)

630-586-8000
(Telephone number, including area code, of agent for service)

Copies to

Carter W. Emerson, P.C.
Kirkland & Ellis, LLP
200 East Randolph Drive
Chicago, Illinois 60601
312-861-2000

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to registered (2)	Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee

Common Shares, par value $0.001 per share (1)	1,200,000	$80.17	$96,204,000	$12,189.05

(1)
Each Common Share to be issued under the Plan includes the associated junior participating preferred share purchase rights. Such rights are initially attached to and trade with the Common Shares being registered hereby.

(2)
Represents maximum number of Common Shares which may be issued pursuant to the Company's 2003 Omnibus Employee Retention and Incentive Plan (the "Plan").

(3)
Estimated solely for purposes of calculating the registration fee, pursuant to Rule 457(h), based on the average high and low prices of the Common Shares as reported on the New York Stock Exchange on March 10, 2004.

PART I
INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

Item 1.    Plan Information.

        The documents containing the information specified in Part I (plan and registrant information) will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act"). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the "Commission"), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meet the requirements of Section 10(a) of the Securities Act.

Item 2.    Registrant Information and Employee Plan Annual Information.

        Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, which are also incorporated by reference in the Section 10(a) prospectus, other documents required to be delivered to eligible participants pursuant to Rule 428(b), or additional information about the CenterPoint Properties Trust 2003 Omnibus Employee Retention and Incentive Plan, will be available without charge by contacting Rockford O. Kottka, Executive Vice President and Treasurer of the Company, at (630) 586-8000.

PART II
INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

        The following documents previously filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"), and any amendments and supplements thereto, are incorporated herein by reference:

  a.
  The Company's Annual Report on Form 10-K for the year ended December 31, 2003;

  b.
  The description of the Company's Common Shares set forth in the Company's Form S-3 registration statement filed with the Commission on August 1, 2000 (File No. 333-42748);

  c.
  The description of the Company's Preferred Share Purchase Rights set forth in the Company's Form 8-A registration statement filed with the Commission on August 3, 1998 (the "Form 8-A"); and

  d.
  The Rights Agreement dated July 30, 1998 between the Company and First Chicago Trust Company of New York, as Rights Agent, including the form of Articles Supplementary Relating to Designation, Preferences and rights of Junior Participating Preferred Shares, Series A attached thereto as Exhibit A and the form of Rights Certificate attached thereto as Exhibit B (incorporated by reference to the Form 8-A).

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such statement.

Item 4.    Description of Securities.

        Not Applicable.

Item 5.    Interest of Named Experts and Counsel.

        Not Applicable.

Item 6.    Indemnification of Directors and Officers.

        Maryland law permits the declaration of trust of a Maryland real estate investment trust to expand or limit the liability of its trustees and officers, except to the extent that:

  •
  the trustee or officer actually receives an improper personal benefit in money, property or services; or

  •
  a judgment or other final adjudication adverse to the trustee or officer is entered in a proceeding based on a finding that such person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

However, the Maryland REIT Law also provides that, although trustees and officers of a Maryland real estate investment trust are not personally liable for the obligations of the trust, trustees are not relieved from liability for any act that constitutes (a) bad faith, (b) willful misfeasance, (c) gross negligence or (d) reckless disregard of the trustee's duties.

        Our Declaration of Trust provides that, to the maximum extent permitted by Maryland law from time to time, no trustee or officer acting on our behalf shall be held liable to us or any of our shareholders for monetary damages. Our Declaration of Trust also provides our trustees and officers with limited liability in the absence of any Maryland statute limiting the liability of the trustees and officers of the Company for money damages in a suit by or on our behalf or by any of our shareholders except if:

  •
  Our trustee or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit actually received; or

  •
  a judgment or other final adjudication adverse to our trustee or officer is entered in a proceeding based on a finding in the proceeding that our trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.

        Pursuant to Maryland law, a real estate investment trust may indemnify its trustees and officers in respect of any proceeding, except to the extent that any trustee or officer actually received an improper benefit, whether or not involving action in his official capacity, in which the trustee or officer was adjudged to be liable on the basis that personal benefit was improperly received. Maryland law permits a Maryland real estate investment trust to indemnify its trustees and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service to or at the request of the Company unless it is established that the act or omission of the indemnified party was material to the matter giving rise to the proceeding and:

  •
  the act or omission was committed in bad faith or was the result of active and deliberate dishonesty;

  •
  the indemnified party actually received an improper personal benefit; or

  •
  in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

        Our Declaration of Trust and By-Laws authorize us, to the maximum extent permitted from time to time by Maryland law, to indemnify our present and former trustees and officers and to pay or reimburse their expenses in advance of the final disposition of a proceeding. In addition, our Declaration of Trust permits us to indemnify any individual who, while acting as our trustee and at our request, serves or has served another corporation, trust, partnership, joint venture, employee benefit plan or any other enterprise as a director, officer, partner or trustee. Furthermore, our By-Laws specify that all persons entitled to indemnification by us for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any action, suit or proceeding must have acted in good faith and in a manner they reasonably believed to be in or not opposed to our best interests and with respect to any criminal action or proceeding, they must have had no reasonable cause to believe their conduct was unlawful.

        Our By-laws also authorize us to indemnify any party to an action or suit by us or in our right by reason of the fact that such person is or was acting as our director, officer, employee or agent or is or was serving at our request as a director, trustee, officer, employee or agent of another enterprise against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. However, no indemnification will be made in respect of any claim, issue or matter as to which such person is found to be liable for negligence or misconduct in the performance of his duties to us, subject to certain exceptions.

        It is the position of the Commission that indemnification of trustees for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.    Exemption From Registration Claimed.

        Not applicable.

Item 8.    Exhibits.

        The following exhibits are filed as part of this registration statement:

Exhibit	Description
3.1	Declaration of Trust *
3.2	Articles Supplementary to the Declaration of Trust of CenterPoint Properties Trust, establishing the terms of the Junior Participating Preferred Shares, Series A **
3.3	Articles Supplementary to the Declaration of Trust of CenterPoint Properties Trust, establishing the terms of the 7.50% Series B Convertible Cumulative Redeemable Preferred Shares ***
3.4	By-Laws *
4.1	2003 Omnibus Employee Retention and Incentive Plan ****
4.2
Rights Agreement dated July 30, 1998 between the Company and First Chicago Trust Company of New York, as Rights Agent, including the form of Articles Supplementary Relating to Designation, Preferences and Rights of Junior Participating Preferred Shares, Series A attached thereto as Exhibit A and the form of Rights Certificated attached thereto as Exhibit B **
5	Opinion Letter of Ballard Spahr Andrews and Ingersoll, LLP regarding the validity of the securities being registered
23.1	Consent of Ballard Spahr Andrews and Ingersoll, LLP (included as part of Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney of Trustees of the Company (included on signature page)

*
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

**
Incorporated by reference to the Company's Form 8-A filed August 3, 1998.

***
Incorporated by reference to the Company's Form 8-A filed June 17, 1999.

****
Incorporated by reference to the Company's Proxy Statement on Schedule 14A relating to the Company's 2003 Annual Meeting of Shareholders.

Item 9.    Undertakings.

        (a)   The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

              (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oak Brook, Illinois, on the 12th of March, 2004.

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust
By:	/s/ JOHN S. GATES, JR.
John S. Gates, Jr., Chief Executive Officer
By:	/s/ PAUL S. FISHER
Paul S. Fisher, Executive Vice President, Secretary and Chief Financial Officer (Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated. Each of the following persons does hereby authorize and designate John S. Gates, Jr., Paul S. Fisher and Michael M. Mullen, or any of them, as attorneys-in-fact with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file any and all amendments to this registration statement, including any and all post-effective amendments.

Signature	Name and Title	Date

/s/ MARTIN BARBER	Martin Barber, Co-Chairman and Trustee	March 12, 2004
/s/ JOHN S. GATES, JR.	John S. Gates, Jr., Co-Chairman, Chief Executive Officer and Trustee	March 12, 2004
/s/ ROBERT L. STOVALL	Robert L. Stovall, Vice Chairman and Trustee	March 12, 2004
/s/ NICHOLAS C. BABSON	Nicholas C. Babson Trustee	March 12, 2004
/s/ NORMAN R. BOBINS	Norman R. Bobins Trustee	March 12, 2004
/s/ ALAN D. FELD	Alan D. Feld Trustee	March 12, 2004
/s/ MICHAEL M. MULLEN	Michael M. Mullen President, Chief Operating Officer and Trustee	March 12, 2004
/s/ PAUL S. FISHER	Paul S. Fisher Executive Vice President, Secretary, Chief Financial Officer and Trustee	March 12, 2004
/s/ JOHN C. STALEY	John C. Staley Trustee	March 12, 2004
/s/ THOMAS E. ROBINSON	Thomas E. Robinson Trustee	March 12, 2004

INDEX TO EXHIBITS

Exhibit	Description
3.1	Declaration of Trust *
3.2	Articles Supplementary to the Declaration of Trust of CenterPoint Properties Trust, establishing the terms of the Junior Participating Preferred Shares, Series A **
3.3	Articles Supplementary to the Declaration of Trust of CenterPoint Properties Trust, establishing the terms of the 7.50% Series B Convertible Cumulative Redeemable Preferred Shares ***
3.4	By-Laws *
4.1	2003 Omnibus Employee Retention and Incentive Plan ****
4.2
Rights Agreement dated July 30, 1998 between the Company and First Chicago Trust Company of New York, as Rights Agent, including the form of Articles Supplementary Relating to Designation, Preferences and Rights of Junior Participating Preferred Shares, Series A attached thereto as Exhibit A and the form of Rights Certificated attached thereto as Exhibit B **
5	Opinion Letter of Ballard Spahr Andrews and Ingersoll, LLP regarding the validity of the securities being registered
23.1	Consent of Ballard Spahr Andrews and Ingersoll, LLP (included as part of Exhibit 5)
23.2	Consent of PricewaterhouseCoopers LLP
24	Powers of Attorney of Trustees of the Company (included on signature page)

*
Incorporated by reference to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1998.

**
Incorporated by reference to the Company's Form 8-A filed August 3, 1998.

***
Incorporated by reference to the Company's Form 8-A filed June 17, 1999.

****
Incorporated by reference to the Company's Proxy Statement on Schedule 14A relating to the Company's 2003 Annual Meeting of Shareholders.

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PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
INDEX TO EXHIBITS